Exhibit 10.4
February 11, 2004
Iain MacKenzie
10818 Inspiration Circle
Dublin, CA 94568
Dear Iain:
     On behalf of Modular, L.L.C. (the “Parent”), I am pleased to set forth the terms of your continued employment with SMART Modular Technologies (the “Company”) after the closing of the acquisition of the Company and related entities from Solectron by the Parent and its subsidiaries (the “Acquisition”). This letter agreement (this “Letter Agreement”) is contingent on, and will be effective upon the date of, the closing of the Acquisition (the “Effective Date”) and supersedes the Change of Control and Employment Agreement dated as of July 3 , 2003 between you and the Company (the “Existing Change of Control Agreement”). By signing this Letter Agreement, you agree that the Existing Change of Control Agreement will terminate immediately as of the Effective Date and you agree to take any additional action necessary to effectuate such termination.
     The terms of your continued employment with the Company and its affiliates will be as follows:

Position:	Your position will be President, initially reporting to the Board of Directors. While employed by the Company or its affiliates, you will be expected to devote your full working time and attention to the business of the Company and its affiliates and not engage or participate in any business that is competitive with the business of the Company and its affiliates.

Base Salary:	You will receive an initial annual base salary of $277,200 to be paid in regular installments in accordance with the Company’s usual payroll practices. It is expected that salary reviews will be conducted on an annual basis, and you will be entitled to such increases in your base salary as determined by the Board of Directors in its sole discretion.

Performance Bonus:	You will be eligible to receive an annual performance bonus. Your target bonus opportunity will be 100% of your base salary. Your actual bonus will depend upon the achievement of performance criteria (which may be based on the Company’s and its affiliates’ performance, individual performance, or a combination thereof) established by the Board of Directors in its sole discretion from time to time in consultation with the management team.

Integration Bonus:	Within 90 days after the Effective Date, you will receive a one-time integration bonus equal to 100% of your annual base salary.

Stock Option:	Promptly after the Effective Date, you will be granted an option (the “Option”) to purchase shares of common stock of Parent (or one of its affiliates) representing approximately 1.75% of such entity’s outstanding common stock. The Option will have an exercise price equal to the fair market value of the stock as of the date of grant. The Option will vest and become exercisable over four years subject to your continued employment on the applicable vesting date, with 25% of the Option vesting after the first year and monthly vesting thereafter; provided that in the event you are terminated by the Company without Cause (as defined below) before the first 25% of the Option vests, the Option will immediately become 25% vested. Except as set forth herein, the Option will be subject to the terms of the stock plan and the applicable award agreement.

Equity Investment:	You have agreed that you will invest up to 100% of any sale bonus that is paid by Solectron to you in connection with the acquisition of the Company by the Parent in equity securities of the Parent or its affiliates to the extent permitted by the Parent and its stockholders. Such investment may be subject to restrictions on transfer, fair market value repurchase rights and other conditions as are deemed acceptable by the Parent as well as your representation as to financial sophistication and other matters.

Benefits:	You will be provided employee benefits (including fringe benefits, vacation, life, health, accident and disability insurance, 401(k) plan) on the same basis as those benefits are generally made available to senior executives of the Company, which benefits will be substantially similar to those benefits of Solectron in which you participate as of the date hereof. In addition, you will be reimbursed by the Company for certain immigration-related expenses.

At-Will Employment	Your employment with the Company is “at-will”, meaning either you or the Company may terminate your employment for any reason at any time, with or without cause.

Termination Without Cause:	Upon the termination of your employment by the Company without Cause (as defined below), or your resignation for Good Reason (as defined below), during any applicable employment term under a definitive employment agreement, you would be entitled to the following benefits subject to your execution and effectiveness of a general release in a form acceptable to the Company: (i) 12 months of your base salary as then in effect; and (ii) your target bonus opportunity for the year of termination. The Company may elect to pay such benefits either (x) in a lump sum payment within 10 days after you execute and let become effective the release or (y) over the 12-month period following your date of termination in accordance with the Company’s normal payroll practice.

Definitions:	For purposes of this Letter Agreement, the following terms have the following meanings:

(a) “Cause” means: (i) an act of dishonesty made by you in connection with your responsibilities which the Company reasonably believes will damage its business, (ii) your conviction of, or plea of nolo contendere to, a felony which the Board of Directors reasonably believes had or will have a material detrimental effect on the reputation or business of the Company or its affiliates, (iii) your gross misconduct, or (iv) your continued substantial violations of your duties after you have received a written demand for performance from the Company or one of its affiliates which specifically sets forth the factual basis for its belief that you have not substantially performed your duties.

(b) “Good Reason” means (i) a significant reduction in your compensation; provided that a reduction in actual annual bonus received due to failure to meet performance goals shall not be deemed to be a reduction in compensation; or (ii) a significant reduction in your operational duties and responsibilities.

Restrictive Covenants:	As a condition to your employment and the grant of the Options, you have executed or, if requested, agree to execute the Company’s standard form of proprietary information and confidentiality agreement.

In addition, you agree that you will not, during the term of your employment with the Company and for a period of 12 months following the termination of your employment, on your own behalf or on behalf of or in connection with any other Person, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, alone or through or in connection with any person (a) solicit the business of (or procure or assist the canvassing or soliciting of the business of) any customer or prospective customer of the Company and its affiliates identified and known to you at the time of termination of employment, either away from the Company or as it relates directly to the business of the Company; or (b) solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Company or any of its affiliates, any individual who is employed or engaged by the Company or any of its affiliates.

You agree that a material breach or threatened breach of these restrictive covenants may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agree that, if you materially breach any of those covenants during or following termination of employment, the Company may be entitled to an injunction or other equitable relief in addition to any other relief to which the Company may become entitled.

Miscellaneous:	All amounts due hereunder are subject to payroll deductions and withholdings as are required by law. Any amounts due hereunder will be reduced by any payments, benefits or notice required pursuant to law in connection with a termination of employment, including under the WARN Act or similar state law, and will be in lieu of any Company severance policy, plan or other agreement. This

Letter Agreement may be assigned by the Parent to the Company or any of its affiliates.

Entire Agreement:	This Letter Agreement represents the entire understanding between you and the Parent or any of its affiliates regarding the matters discussed herein and supersedes all prior agreements (other than any existing proprietary information and confidentiality agreement), written or oral, between you and the Company, the Parent or any of their affiliates, including the Existing Change of Control Agreement.

Governing Law:	This Letter Agreement will be governed by California law, without application of the conflict of law principles thereof.
     To indicate your acceptance of this offer, please sign and return this Letter Agreement.

Very truly yours,

Agreed and accepted:

/s/ Iain MacKenzie

Name: Iain MacKenzie
Date: February 11, 2004

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